UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2012

Alternate Energy Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-53451	20-5689191
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

911 E. Winding Creek Dr., Suite 150, Eagle, Idaho 83616
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 208-939-9311

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 16, 2012, Donald L. Gillispie resigned as President, Chief Executive Officer and Director of Alternate Energy Holdings, Inc. (the “Company”) due to health concerns.  Mr. Gillispie did not resign over any disagreement with the Company’s Board of Directors.  Mr. Gillispie will assist the Company part-time as a consultant as his health allows in the future.

Effective November 16, 2012, the Board of Directors (the “Board”) of the Company appointed Mr. J. Peter Honeysett as the Company’s interim President to replace Mr. Gillispie. With over 30 years of  nuclear experience, Mr.  Honeysett, who is 56 years old, has been employed by the Company as its Director of Nuclear Projects since October 3, 2011.  From 1982 until 2011, Mr. Honeysett worked for Florida Power & Light Co. primarily at the St. Lucie Plant Nuclear Power Plant, in various positions ranging from Reactor Operator, Senior Reactor Operator to Assistant Nuclear Plant Supervisor and most recently as a Shift Manager.  As a senior licensed operator he has been involved in all aspects of nuclear plant operations throughout his career including the responsibility for monitoring and directing activities associated with  the safe operation of the two nuclear reactors at St. Lucie.  Mr. Honeysett’s annual base salary will be $146,880.

On November 13, 2012, Mr. Howard Butcher IV informed the Board of Directors of Alternate Energy Holdings, Inc. (the “Company”) of his decision to resign as a member of the Board of Directors of the Company effective immediately.  Mr. Butcher has served on the Board of Directors of the Company since March 2012.  Mr. Butcher resigned due to personal reasons and not over any disagreement with the Company’s Board of Directors or its management.

A copy of the press release announcing the foregoing is attached to this Current Report on Form 8-K an exhibit 99.1 and is incorporated by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 16, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNATE ENERGY HOLDINGS, INC.

Date: November 16, 2012	By:	/s/ J. Peter Honeysett
J. Peter Honeysett
President

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated November 16, 2012